MSGI ACQUIRES ADDITIONAL STAKE IN LEADING EUROPEAN
                             SECURITY SERVICES FIRM

Excelsa S.p.a. Proprietary Capabilities will Drive Immediate Expansion In Europe and the United States

New York, NY, January 5, 2005 - Media Services Group, Inc. (Nasdaq: MSGI) today announced that it has increased its minority stake in Excelsa S.p.a. (www.excelsa.net) - a leading Italian provider of security services. MSGI is strategically focused on immediate and sustainable growth in the burgeoning security markets in the U.S., Europe and worldwide.

MSGI has acquired an additional 8 percent of Excelsa for 1.528 million Euros (approximately $2 million U.S. dollars), bringing its aggregate ownership of Excelsa to 12.5 percent on a fully diluted basis. MSGI is in exclusive active discussions with Excelsa with respect to the potential acquisition of an additional interest in - or possibly all of - Excelsa. A subsequent transaction to acquire all of Excelsa would be subject to customary closing conditions including approval by MSGI shareholders.

Excelsa has experienced significant growth and profitability since its inception in 2000. In 2003, it generated sales in excess of $10 million (U.S. dollars) with positive cash flow of 31 percent (of sales) and positive net income. In 2002, it generated sales in excess of $6 million (U.S. dollars) with positive cash flow of 29 percent (of sales) and positive net income.

 In 2004 and 2005, Excelsa expects a continued increase in revenues with a growth pattern in line with - or higher than - the previous years. Excelsa's financial statements have been prepared in accordance with Italian GAAP. MSGI is currently working with Excelsa and a team of independent auditors to convert its financial statements into US GAAP.

Excelsa has become one of Europe's leading providers of outsourced video surveillance and security solutions for both civilian and military services customers. Via its Real Time Security Platform (RTS) - an ASP platform built to manage through a multiple network layer infrastructure of standard CCTV and IP-based surveillance cameras - Excelsa currently manages, with its proprietary technology, the security video surveillance platform for the metropolitan police of the City of Rome. The system distributes the information of up to 3,000 cameras and alarms to the different control rooms of the 24 districts of the metropolitan police.

Excelsa's security solutions include its flagship product, the Audio Logger, which is delivered through its Public Security Division. Designed specifically for Italy's Ministry of Justice, the Audio Logger provides a fully-featured and easy-to-use means of gathering intelligence over telephony communications. The product monitors phone calls as well as fax transmissions over 16 analogue input channels simultaneously. The Audio Logger has been successfully utilized on many occasions by the leading anti-terrorism agencies in Italy.

Excelsa has a roster of prominent clients and business relationships. These include an exclusive joint marketing alliance with Telecom Italia, Italy's largest telecommunications provider. Excelsa serves as a Business Service Provider for Telecom Italia - providing video surveillance systems and services, as well as content storage in secure Internet Data Centers.

Excelsa's strategic plan calls for immediate expansion in Spain, France and Northern Europe. Moreover, MSGI and Excelsa are now in joint discussions with several potential strategic partners, which will further strengthen both companies' array of security and law enforcement solutions.

Last month, MSGI filed a preliminary Notice of Annual Meeting of Stockholders and Proxy Statement with the SEC to approve a management proposal to amend the Amended and Restated Articles of Incorporation to change the name of the Company from "Media Services Group, Inc." to "MSGI Security Solutions, Inc."

About MSGI
Media Services Group, Inc. (Nasdaq: MSGI) is an international proprietary solutions provider developing a combination of innovative emerging businesses that leverage information and technology. MSGI is principally focused on the homeland security, public safety and law-enforcement services industry. The Company is headquartered in New York City, and has regional offices in Washington DC; Calgary, Alberta; and San Remo, Italy. MSGI acquires material interests in high-growth technology and software development businesses. These firms are led by successful entrepreneurs and experienced management teams that have developed end-to-end client solutions that meet current and emerging market needs.

The Company is currently comprised of three operating companies which collectively deliver a powerful array of strategic synergies for cross-selling and joint product development. MSGI is engaged in an ongoing corporate growth program whose focus is acquisitions, strategic alliances and co-branding relationships. More information on MSGI is available on the Company's website at: http://www.mediaservices.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels and other factors could cause actual results to differ materially from the Company's expectations.